EXHIBIT 99.1

NEWS

Veeco Instruments Inc., Terminal Drive, Plainview,  NY 11803 Tel. 516-677-0200 Fax. 516-677-0380

FOR IMMEDIATE RELEASE

Financial Contact: Debra Wasser, SVP Investor Relations & Corporate Communications, 516-677-0200 x1472

Media Contact:  Fran Brennen, Senior Director Marcom, 516-677-0200 x1222

VEECO APPOINTS DAVID D. GLASS AS CHIEF FINANCIAL OFFICER

Plainview, NY, January 5, 2010 — Veeco Instruments Inc. (Nasdaq: VECO) today announced that David D. Glass, 50, will be joining the Company effective January 18, 2010 as Executive Vice President, Finance and Chief Financial Officer (CFO).  Mr. Glass will replace John F. Rein, Jr., 63, who announced his retirement from Veeco last year. Mr. Glass joins Veeco following a twenty-five year career with Rohm and Haas Company, a $10 billion global specialty materials company that was acquired in 2009 by The Dow Chemical Company.

Mr. Glass recently returned from Shanghai after serving there as both CFO of Rohm and Haas’ $2 billion Electronic Materials division and CFO of the Rohm and Haas Asia-Pacific region.  From 2003-2007, Mr. Glass served as Rohm and Haas’ Corporate Controller, based in Philadelphia, PA, where he led a 350-person staff and was responsible for company-wide accounting, financial controls and SEC reporting.  Previously, he was posted in China, initially as Finance Director of APAC and then as General Manager of Rohm and Haas’ Coatings business for Greater China, where he oversaw manufacturing, technical support, sales and marketing teams. Prior to that, he was based in Montgomeryville, PA as President of Toso-Haas Biotech, a stand-alone joint venture between Rohm and Haas and Tosoh of Japan. Mr. Glass’ prior roles included a five-year UK-based assignment, first as Finance Director for Europe, and then later as Director, European Emerging Markets Business Development. He has been involved in over a dozen M&A transactions for Rohm and Haas.  Mr. Glass holds a Masters Degree in Finance, Economics and International Business from Northwestern University, a Bachelor of Arts Degree in Accounting from Lewis University, and passed the CPA exam in 1981.

John Peeler, Veeco’s Chief Executive Officer, commented, “Dave possesses the right combination of operational and financial skills to help me lead Veeco during this period of rapid business expansion.  His over 20 years at a world-class corporation such as Rohm and Haas, in a diverse set of managerial, financial and operational roles make him uniquely suited to be our next CFO.  I want to take this opportunity to thank Jack for his many contributions to Veeco, and to welcome Dave on board as the new leader of Veeco’s already strong global finance organization.”

“I am excited to join Veeco as the Company is poised to achieve new levels of growth, with significant opportunities around the world,” commented Mr. Glass.  “I am impressed with Veeco’s deep technology and strong market leadership positions in each of its businesses.  I look forward to partnering with John and the team to drive Veeco’s future success.”

About Veeco

Veeco Instruments Inc. manufactures enabling solutions for customers in the HB-LED, solar, data storage, semiconductor, scientific research and industrial markets. We have leading technology positions in our three businesses: LED & Solar Process Equipment, Data Storage Process Equipment, and Metrology Instruments.

Veeco’s manufacturing and engineering facilities are located in New York, New Jersey, California, Colorado, Arizona, Massachusetts and Minnesota. Global sales and service offices are located throughout the U.S., Europe, Japan and APAC. To learn more visit http://www.veeco.com/

To the extent that this news release discusses expectations or otherwise makes statements about the future, such statements are forward-looking and are subject to a number of risks and uncertainties that could cause actual results to differ materially from the statements made. These factors include the risks discussed in the Business Description and Management’s Discussion and Analysis sections of Veeco’s Annual Report on Form 10-K for the year ended December 31, 2008 and in our subsequent quarterly reports on Form 10-Q, current reports on Form 8-K and press releases.  Veeco does not undertake any obligation to update any forward-looking statements to reflect future events or circumstances after the date of such statements.

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